LAWRENCE SEIDMAN, ESQ.
                                 100 Misty Lane
                              Parsippany, NJ 07054
                                 (973) 952-0405
                               (973) 781-0876 fax
                                 March 24, 2006

Via facsimile (202) 772-9203 and Federal Express
Mr. Michael Pressman, Division of Corporate Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re: Yardville National Bancorp
    PREC 14A filed by Committee to Preserve Shareholder Value
    Filed on March 2, 2006
    File No. 1-10518

Dear Mr. Pressman:

        Enclosed for your review is Amendment No. 2 to the Schedule 14A Preliminary Proxy material for Yardville National Bancorp. I have updated the Preliminary Proxy based upon Judge McVeigh's Order and added Mr. Pollack's new place of employment.

                                                         Very truly yours,

                                                         /s/ Lawrence B. Seidman
                                                         -----------------------
                                                         Lawrence B. Seidman